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                                                                       EXHIBIT 8


                                  ALSTON&BIRD

                              One Atlantic Center
                           1201 West Peachtree Street
                          Atlanta, Georgia 30309-3424

                                  404-881-7000
                       Fax: 404-881-7777   Telex: 54-2996

Philip C. Cook                                        Direct Dial (404) 881-7491

                               February 25, 1997


Regions Financial Corporation
417 N. 20th Street
Birmingham, Alabama 35203

Gulf South Bancshares, Inc.
417 N. 20th Street
Birmingham, Alabama 35203

         Re: Proposed Merger of Gulf South Bancshares, Inc. with and into Regions Financial Corporation

Ladies and Gentlemen:

         We have acted as special tax counsel to Regions Financial Corporation ("Regions"), a corporation organized and existing under the laws of the State of Delaware, in connection with the proposed merger of Gulf South Bancshares, Inc. ("Gulf South"), a corporation organized and existing under the laws of the State of Louisiana, with and into Regions. The Merger will be effected pursuant to the Agreement and Plan of Merger, dated as of September 23, 1996, by and between Gulf South and Regions (the "Agreement"). In our capacity as counsel to Regions, our opinion has been requested with respect to certain of the federal income tax consequences of the proposed Merger.

         In rendering this opinion, we have examined (i) the Internal Revenue Code of 1986, as amended (the "Code") and Treasury Regulations, (ii) the legislative history of applicable sections of the Code, and (iii) appropriate Internal Revenue Service and court decisional authority. In addition, we have relied upon certain information made known to us as more fully described below. All capitalized terms used herein without definition shall have the respective meanings specified in the Agreement, and unless otherwise specified, all section references herein are to the Code.
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Regions Financial Corporation
Gulf South Bancshares, Inc.
February 25, 1997
Page 2

                            INFORMATION RELIED UPON

         In rendering the opinions expressed herein, we have examined such documents as we have deemed appropriate, including:

         (1)     the Agreement;

         (2) the Registration Statement on Form S-4 filed by Regions with the Securities and Exchange Commission under the Securities Act of 1933, on February 25, 1997, including the Proxy Statement/Prospectus for the Special Meeting of the stockholders of Gulf South.

         (3)     such additional documents as we have considered relevant.

         In our examination of such documents, we have assumed, with your consent, that all documents submitted to us as photocopies faithfully reproduce the originals thereof, that such originals are authentic, that all such documents have been or will be duly executed to the extent required, and that all statements set forth in such documents are accurate.

         We have also obtained such additional information and representations as we have deemed relevant and necessary through consultation with various officers and representatives of Regions and Gulf South and through certificates provided by the management of Regions and the management of Gulf South.

         You have advised us that the proposed transaction will enable the combined organization to realize certain economies of scale, yield a wider array of banking and banking related services to consumers and businesses, and provide for a stronger market position and for greater financial resources to meet competitive challenges within the Gretna, Louisiana market area. To achieve these goals, the following will occur pursuant to the Agreement:

         (1) Gulf South will merge with and into Regions pursuant to the General Corporation Law of Delaware and the Louisiana Business Corporation Law. Regions will acquire all the assets and assume all the liabilities of Gulf South. Gulf South's separate corporate existence will cease to exist, and Regions will be the surviving corporation. Thereafter, Regions will continue to conduct its business and will continue to operate the businesses of Gulf South conducted prior to the Merger.

         (2) Each share of Gulf South Common Stock issued and outstanding immediately prior to the Effective Time (other than shares as to which dissenters' rights are duly exercised and except as provided below) shall, as of the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive certificates representing 0.4817 shares of Regions Common Stock, subject to adjustment as provided in the Agreement. At the Effective Time, any and all shares of Gulf South Common Stock held by any Gulf South Company or any Regions Company (in each case other than in a fiduciary capacity or as a result of debts previously


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Regions Financial Corporation
Gulf South Bancshares, Inc.
February 25, 1997
Page 3




contracted) shall be canceled and retired, and no consideration shall be paid in exchange therefor. In the event Regions or Gulf South changes the number of shares of Regions Common Stock or Gulf South Common Stock, respectively, issued and outstanding prior to the Effective Time as a result of a stock split, stock dividend, or similar recapitalization, the number of shares of Regions Common Stock into which shares of Gulf South Common Stock shall be converted shall be equitably adjusted to reflect the effect of such stock split, stock dividend, or similar recapitalization.

         (3) No fractional shares of Regions Common Stock will be issued as a result of the Merger. In lieu of the issuance of fractional shares, cash adjustments (without interest) will be paid to the holders of Gulf South Common Stock in respect of any fraction of a share of Regions Common Stock that would otherwise be issuable. The amount of such cash adjustment to be paid will be determined by the terms of the Agreement. No such holder shall be entitled to dividends, voting rights, or any other stockholder right in respect of any fractional share.

         (4) Any holder of shares of Gulf South Common Stock who objects to the Merger and who exercises his statutory dissenters' rights of appraisal will be entitled to receive the value of such shares in cash calculated and determined pursuant to the applicable provisions of the Louisiana Business Corporation Law and shall not be entitled to receive the consideration otherwise provided by the Agreement.

         With your consent, we have also assumed that the following statements are true on the date hereof and will be true on the date the proposed transaction is consummated:

         (1) The fair market value of the Regions Common Stock and other consideration received by the stockholders of Gulf South will be, in each instance, approximately equal to the fair market value of the Gulf South Common Stock surrendered in exchange therefor.

         (2) There is no plan or intention on the part of the stockholders of Gulf South who own five percent (5%) or more of the Gulf South Common Stock, and to the best of the knowledge of the management of Gulf South, there is no plan or intention on the part of the remaining stockholders of Gulf South to sell, exchange or otherwise dispose of a number of shares of Regions Common Stock to be received in the proposed transaction that would reduce their holdings in Regions Common Stock received to a number of shares having, in the aggregate, a value as of the Effective Time of less than fifty percent (50%) of the total value of all of the stock of Gulf South outstanding immediately prior to the Effective Time. For purposes of this representation, shares of Gulf South Common Stock exchanged for cash or other property, surrendered by dissenters or exchanged for cash in lieu of fractional shares of Regions Common Stock will be treated as outstanding Gulf South Common Stock as of the Effective Time. Moreover, shares of Gulf South Common Stock and shares of Regions Common Stock held by Gulf South stockholders and otherwise sold, redeemed or disposed of prior or subsequent to the transaction will be considered in making this representation.





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Regions Financial Corporation
Gulf South Bancshares, Inc.
February 25, 1997
Page 4





         (3) Regions has no plan or intention to reacquire any of its stock issued in the Merger, except for purchases of stock in the open market in the normal course of business executed through an independent broker in which Regions is not aware of the identity of any seller or in private placement transactions in which the sellers are not former Gulf South stockholders.

         (4) Regions has no plan or intention to sell or otherwise dispose of any of the assets of Gulf South acquired in the transaction, except for dispositions made in the ordinary course of business or transfers to a corporation controlled by Regions.

         (5) The liabilities of Gulf South assumed by Regions and the liabilities to which the transferred assets of Gulf South are subject were incurred by Gulf South in the ordinary course of its business.

         (6) Following the transaction, Regions will continue the historic business of Gulf South or use a significant portion of Gulf South's historic business assets in a business.

         (7) Regions, Gulf South, and the stockholders of Gulf South will pay their respective expenses, if any, incurred in connection with the transaction.

         (8) There is no intercorporate indebtedness existing between Gulf South and Regions that was issued, acquired, or will be settled at a discount.

         (9) Gulf South is not under the jurisdiction of a court in a case under Title 11 of the United States Code or a receivership, foreclosure, or similar proceeding in a federal or state court.

         (10) The fair market value and the total adjusted basis of the assets of Gulf South transferred to Regions will each equal or exceed the sum of the liabilities assumed by Regions plus the amount of the liabilities, if any, to which the transferred assets are subject.

         (11) The payment of cash in lieu of fractional shares of Regions Common Stock is solely for the purpose of avoiding the expense and inconvenience to Regions of issuing fractional shares and does not represent separately bargained for consideration. The total cash consideration that will be paid in the transaction to the Gulf South stockholders instead of issuing fractional shares of Regions Common Stock will not exceed one percent (1%) of the total consideration that will be issued in the transaction to the Gulf South stockholders in exchange for their shares of Gulf South Common Stock.
The fractional share interests of each Gulf South stockholder will be aggregated, and no Gulf South stockholder will receive cash in an amount equal to or greater than the value of one full share of Regions Common Stock.

         (12) None of the compensation received by any stockholder-employees of Gulf South will be separate consideration for, or allocable to, any of their shares of Gulf South Common Stock; none of the shares of Regions Common Stock received by any




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Regions Financial Corporation
Gulf South Bancshares, Inc.
February 25, 1997
Page 5



stockholder-employees will be separate consideration for, or allocable to, any employment agreement; and the compensation paid to any stockholder-employees will be for services actually rendered and will be commensurate with amounts paid to third parties bargaining at arm's length for similar services.

         (13) At all times during the five-year period ending on the Effective Date of the Merger, the fair market value of all of Gulf South's United States real property interests was and will have been less than fifty percent (50%) of the total fair market value of (a) its United States real property interests, (b) its interests in real property located outside the United States, and (c) its other assets used or held for use in a trade or business. For purposes of the preceding sentence, (i) United States real property interests include all interests (other than an interest solely as a creditor) in real property and associated personal property (such as movable walls and furnishings) located in the United States or the Virgin Islands and interests in any corporation (other than a controlled corporation) owning any United States real property interest, (ii) Gulf South is treated as owning its proportionate share (based on the relative fair market value of its ownership interest to all ownership interests) of the assets owned by any controlled corporation or any partnership, trust, or estate in which Gulf South is a partner or beneficiary, and (iii) any such entity in turn is treated as owning its proportionate share of the assets owned by any controlled corporation or any partnership, trust, or estate in which the entity is a partner or beneficiary. As used in this paragraph, "controlled corporation" means any corporation at least fifty percent (50%) of the fair market value of the stock of which is owned by Gulf South, in the case of a first-tier subsidiary of Gulf South or by a controlled corporation, in the case of a lower-tier subsidiary.

         (14) For each of Regions and Gulf South, not more than twenty-five percent (25%) of the fair market value of its adjusted total assets consists of stock and securities of any one issuer, and not more than fifty percent (50%) of the fair market value of its adjusted total assets consists of stock and securities of five or fewer issuers. For purposes of the preceding sentence,
(a) a corporation's adjusted total assets exclude cash, cash items (including accounts receivable and cash equivalents), and United States government securities, (b) a corporation's adjusted total assets exclude stock and securities issued by any subsidiary at least fifty percent (50%) of the voting power or fifty percent (50%) of the total fair market value of the stock of which is owned by the corporation, but the corporation is treated as owning directly a ratable share (based on the percentage of the fair market value of the subsidiary's stock owned by the corporation) of the assets owned by any such subsidiary, and (c) all corporations that are members of the same "controlled group" within the meaning of Section 1563(a) of the Code are treated as a single issuer.

         (15) Gulf South has not filed, and holds no assets subject to, a consent under Section 341(f) of the Code and the regulations thereunder.

         (16) Gulf South is not a party to, and holds no assets subject to, a "safe harbor lease" under former Section 168(f)(8) of the Code and the regulations thereunder.





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Regions Financial Corporation
Gulf South Bancshares, Inc.
February 25, 1997
Page 6




         (17) The Agreement represents the entire understanding of Gulf South and Regions with respect to the Merger.

                                    OPINIONS

         Based solely on the information submitted and the representations set forth above and assuming that the Merger will take place as described in the Agreement and that the representations made by Regions and Gulf South (including the representation that Gulf South stockholders will maintain sufficient equity ownership interests in Regions after the Merger) are true and correct at the time of the consummation of the Merger, we are of the opinion that:

         (1) Provided the Merger qualifies as a statutory merger under the Delaware GCL and the Louisiana Act, the Merger will be a reorganization within the meaning of Section 368(a)(1)(A) of the Code. Gulf South and Regions will each be "a party to a reorganization" within the meaning of Section 368(b) of the Code.

         (2) The stockholders of Gulf South will recognize no gain or loss upon the exchange of their Gulf South Common Stock solely for shares of Regions Common Stock.

         (3) The basis of the Regions Common Stock received by the Gulf South stockholders in the Merger will, in each instance, be the same as the basis of the Gulf South Common Stock surrendered in exchange therefor, less the basis of any fractional share of Regions Common Stock settled by cash payment.

         (4) The holding period of the Regions Common Stock received by the Gulf South stockholders will, in each instance, include the period during which the Gulf South Common Stock surrendered in exchange therefor was held, provided that the Gulf South Common Stock was held as a capital asset on the date of the exchange.

         (5) The payment of cash to Gulf South stockholders in lieu of fractional share interests of Regions Common Stock will be treated for federal income tax purposes as if the fractional shares were distributed as part of the exchange and then were redeemed by Regions. These cash payments will be treated as having been received as distributions in full payment in exchange for the stock redeemed. Generally, any gain or loss recognized upon such exchange will be capital gain or loss, provided the fractional share would constitute a capital asset in the hands of the exchanging stockholder.

         (6) Where solely cash is received by a Gulf South stockholder in exchange for Gulf South Common Stock pursuant to the exercise of dissenters' rights, such cash will be treated as having been received in redemption of such holder's Gulf South Common Stock, subject to the provisions and limitations of
Section 302 of the Code.

         The opinions expressed herein are based upon existing statutory, regulatory, and judicial authority, any of which may be changed at any time with retroactive effect. In addition, our opinions are based solely on the documents that we have examined, the additional information that we have obtained, and the statements set out herein, which we





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Regions Financial Corporation
Gulf South Bancshares, Inc.
February 25, 1997
Page 7




have assumed and you have confirmed to be true on the date hereof and will be true on the date on which the proposed transaction is consummated. Our opinions cannot be relied upon if any of the facts contained in such documents or if such additional information is, or later becomes, inaccurate, or if any of the statements set out herein is, or later becomes, inaccurate. Finally, our opinions are limited to the tax matters specifically covered thereby, and we have not been asked to address, nor have we addressed, any other tax consequences of the proposed transaction, including for example any issues related to intercompany transactions, accounting methods, or changes in accounting methods resulting from the Merger.

         This opinion is being provided solely for the benefit of Regions, Gulf South and its stockholders. No other person or party shall be entitled to rely on this opinion.

         We consent to the use of this opinion and to references made to the firm under the caption "Description of the Transaction -- Certain Federal Income Tax Consequences of the Merger" in the Proxy Statement/Prospectus constituting part of the Registration Statement on Form S-4 of Regions.

                                         Very truly yours,

                                         ALSTON & BIRD

                                         By: /s/ Philip C. Cook
                                            --------------------------------
                                             Philip C. Cook






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